MEDICAL VENTURES CORP.

AMENDED STOCK OPTION PLAN
(Containing Amendments made Effective November 22, 2005)

1.	PURPOSE OF THE PLAN

Medical Ventures Corp. (the “Company") hereby establishes a stock option plan for directors, officers and Service Providers (as defined below) of the Company and its subsidiaries, to be known as the "Medical Ventures Corp. Stock Option Plan" (the "Plan"). The purpose of the Plan is to give to directors, officers and Service Providers, as additional compensation, the opportunity to participate in the profitability of the Company by granting to such individuals options to buy shares of the Company at a price equal to the market price prevailing on the date the option is granted.

2.	DEFINITIONS

In this Plan, the following terms shall have the following meanings:

2.1	"Associate" means an associate as defined in the Securities Act.

2.2	"Board" means the Board of Directors of the Company.

2.3

“Change of Control” means the acquisition by any person or by any person and a Joint Actor, whether directly or indirectly, of voting securities of the Company (as defined in the Securities Act), which, when added to all other voting securities of the Company at the time held by such person or by such person and a Joint Actor, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board of Directors of the Company.

2.4	“Company” means Medical Ventures Corp. and its successors.

2.5	"Consultant" means a consultant as defined in Section 1.2 of Policy 4.4 of the TSX Venture Exchange.

2.6

“Discounted Market Price” of Shares means, if the Shares are listed only on the TSX Venture Exchange, the Market Price less the maximum discount permitted under the policy of the TSX Venture Exchange applicable to Options;

2.7	"Disability" means any disability with respect to an Optionee which the Board, in its sole and unfettered discretion, considers likely to prevent permanently the Optionee from:

(a)

being employed or engaged by the Company, its subsidiaries or another employer, in a position the same as or similar to that in which he was last employed or engaged by the Company or its subsidiaries; or

(b) acting as a director or officer of the Company or its subsidiaries.

2.8	"Exchanges" means the TSX Venture Exchange and, if applicable, The Toronto Stock Exchange and any other stock exchange on which the Shares are listed.

2.9	"Expiry Date" means the date set by the Board under section 3.1 of the Plan, as the last date on which an Option may be exercised.

2.10	"Grant Date" means the date specified in an Option Agreement as the date on which an Option is granted.

2.11	"Insider" means:

(a) an insider as defined in the Securities Act (British Columbia), other than a person who is an insider solely by virtue of being a director or senior officer of a subsidiary of the Company; and

(b) an Associate of any person who is an insider under subsection (a).

2.12	"Investor Relations Activities" means investor relations activities as that term is defined in Policy 1.1 of the TSX Venture Exchange.

2.13	“Joint Actor” means a person acting jointly or in concert with an offeror, as such term is defined in section 78 of the Securities Act.

2.14

"Market Price" of Shares at any Grant Date means, if the Shares are listed on The Toronto Stock Exchange, the closing price per Share on The Toronto Stock Exchange or for the last day Shares were traded prior to the Grant Date or, if the Shares are only listed on the TSX Venture Exchange, “Market Price” of Shares means the last closing price per Share on the trading day immediately preceding the day on which the TSX Venture Exchange received notice that the directors granted the Option (in accordance with the policies of the TSX Venture Exchange as may exist from time to time) or if the Shares are not listed on any stock exchange, “Market Price” of Shares means the price per Share on the over-the-counter market determined by dividing the aggregate sale price of the Shares sold by the total number of such Shares so sold on the applicable market for the last day prior to the Grant Date.

2.15	"Option" means an option to purchase Shares granted pursuant to this Plan.

2.16	"Option Agreement" means an agreement, in the form attached hereto as Schedule “A”, whereby the Company grants to an Optionee an Option.

2.17

"Optionee" means each of the directors, officers and Service Providers granted an Option pursuant to this Plan and their heirs, executors and administrators and, subject to the policies of the Exchange, an Optionee may also be a corporation wholly-owned by an individual eligible for an Option grant pursuant to this Plan.

2.18	"Option Price" means the price per Share specified in an Option Agreement, adjusted from time to time in accordance with the provisions of section 5.

2.19	"Option Shares" means the aggregate number of Shares which an Optionee may purchase under an Option.

2.20	“Plan” means this Medical Ventures Corp. Stock Option Plan.

2.21

"Shares" means the common shares in the capital stock of the Company as constituted on the date of this agreement provided that, in the event of any adjustment pursuant to section 5, "Shares" shall thereafter mean the shares or other property resulting from the events giving rise to the adjustment.

2.22	“Securities Act” means the Securities Act, R.S.B.C. 1996, c.418, as amended, as at the date hereof.

2.23	"Service Provider" means:

(a) an employee or Insider of the Company or any of its subsidiaries;

(b) any other person or company engaged to provide ongoing management or consulting services for the Company or for any entity controlled by the Company; and

(c)

any person who is providing ongoing management or consulting services to the Company or to any entity controlled by the Company indirectly through a company that is a Service Provider under subsection 2.23(b).

2.24

"Unissued Option Shares" means the number of Shares, at a particular time, which have been allotted for issuance upon the exercise of an Option but which have not been issued, as adjusted from time to time in accordance with the provisions of section 5, such adjustments to be cumulative.

2.25	“Vested” means that an Option has become exercisable in respect of a number of Option Shares by the Optionee pursuant to the terms of the Option Agreement.

3.	GRANT OF OPTIONS

3.1	Option Terms

The Board may from time to time authorize the issue of Options to directors, officers and Service Providers of the Company and its subsidiaries. The Option Price under each Option shall be not less than the Discounted Market Price if listed on the TSX Venture Exchange or the Market Price if listed on the Toronto Stock Exchange on the Grant Date. The Expiry Date for each Option shall be set by the Board at the time of issue of the Option and shall not be more than five years after the Grant Date if the Company is designated as a Tier 2 issuer on the TSX Venture Exchange or ten years if the Company is designated as a Tier 1 on the TSX Venture Exchange or listed on The Toronto Stock Exchange Options shall not be assignable (or transferable) by the Optionee.

3.2	Limits on Shares Issuable on Exercise of Options

The maximum number of Shares which may be issuable pursuant to options granted under the Plan shall be 10% of the issued and outstanding Shares of the Company from time to time. The number of Shares which may be reserved for issuance under the Plan, together with all of the Company's other previously established or proposed share compensation arrangements, within a one-year period:

(a)	to any one Optionee and any Associates of such Optionee, shall not exceed 5% of the outstanding issue; and

(b)	in aggregate to all Optionees who are Insiders, shall not exceed 10% of the outstanding issue.

The number of options to purchase Shares that may be granted in a one-year period:

(a)	to any one Consultant, shall not exceed 2% of the outstanding issue;

(b)	to any one Optionee and any Associates of such Optionee, shall not exceed 5% of the outstanding issue;

(c)	in aggregate, to all Optionees who are Insiders, shall not exceed 10% of the outstanding issue; and

(d)	to any one Service Provider conducting Investor Relations Activities, shall not exceed 2% of the outstanding issue.

For the purposes of this section, Shares issued pursuant to an entitlement granted prior to the grantee becoming an Insider may be excluded in determining the number of Shares issuable to Insiders. For the purposes of subsections (a) and (b) above, "outstanding issue" is determined on the basis of the number of Shares that are outstanding immediately prior to the Share issuance in question, excluding Shares issued pursuant to Share compensation arrangements over the preceding one-year period.

3.3	Option Agreements

Each Option shall be confirmed by the execution of an Option Agreement. Each Optionee shall have the option to purchase from the Company the Option Shares at the time and in the manner set out in the Plan and in the Option Agreement applicable to that Optionee. For stock options to Employees, Consultants or Management Company Employees, the Company is representing in the Plan and in the applicable Stock Option Agreement that the Optionee is a bona fide Employee, Consultant, or Management Company (as defined in the applicable policies of the Exchanges), as the case may be, of the Company or its subsidiary. The execution of an Option Agreement shall constitute conclusive evidence that it has been completed in compliance with this Plan.

4.	EXERCISE OF OPTION

4.1	When Options May be Exercised

Subject to sections 4.3 and 4.4, an Option may be exercised to purchase any number of Shares up to the number of Vested Unissued Option Shares at any time after the Grant Date up to 5:00 p.m. Vancouver time on the Expiry Date and shall not be exerciseable thereafter.

4.2	Manner of Exercise

The Option shall be exercisable by delivering to the Company a notice specifying the number of Shares in respect of which the Option is exercised together with payment in full of the Option Price for each such Share. Upon notice and payment there will be a binding contract for the issue of the Shares in respect of which the Option is exercised, upon and subject to the provisions of the Plan. Delivery of the Optionee's cheque payable to the Company in the amount of the Option Price shall constitute payment of the Option Price unless the cheque is not honoured upon presentation in which case the Option shall not have been validly exercised.

4.3	Vesting of Option Shares

The Directors may determine and impose terms upon which each Option shall become Vested in respect of Option Shares.

4.4	Termination of Employment

If an Optionee ceases to be a director, officer or Service Provider of the Company or one of the Company’s subsidiaries, his or her Option shall be exercisable as follows:

(a)	Death, Disability or Retirement

If the Optionee ceases to be a director, officer or Service Provider of the Company or a subsidiary of the Company, due to his or her death, Disability or retirement in accordance with the Company’s retirement policy in force from time to time, or, in the case of an Optionee that is a company, the death, Disability or retirement of the person who provides management or consulting services to the Company or to any entity controlled by the Company, the Option then held by the Optionee shall be exercisable to acquire Vested Unissued Option Shares at any time up to but not after the earlier of:

	(i)	90 days after the date of Disability or retirement;

	(ii)	one year after the date of death; and

	(iii)	the Expiry Date;

(b)	Termination for Cause

If the Optionee, or in the case of an Option granted to an Optionee who falls under the definition of Service Provider set out in subsection 2.23(c), the Optionee's employer, ceases to be a director, officer or Service Provider of the Company or a subsidiary of the Company as a result of termination for cause, as that term is interpreted by the courts of the jurisdiction in which the Optionee, or, in the case of the Optionee who satisfies the definition of Service Provider set out in subparagraph 2.23(c) of the Optionee’s employer, is employed or engaged; any outstanding Option held by such Optionee on the date of such termination, whether in respect of Option Shares that are Vested or not, shall be cancelled as of that date.

(c)	Early Retirement, Voluntary Resignation or Termination Other than For Cause

If the Optionee or, in the case of an Option granted to an Optionee who falls under the definition of Service Provider set out in subparagraph 2.23, the Optionee’s employer, ceases to be a director, officer or Service Provider of the Company or a subsidiary of the Company due to his or her retirement at the request of his or her employer earlier than the normal retirement date under the Company’s retirement policy then in force, or due to his or her termination by the Company other than for cause, or due to his or her voluntary resignation, the Option then held by the Optionee shall be exercisable to acquire Vested Unissued Option Shares at any time up to but not after the earlier of the Expiry Date and the date which is 30 days after the Optionee or, in the case of an Option granted to an Optionee who falls under the definition of Service Provider set out in subparagraph 2.23(c), the Optionee’s employer, ceases to be a director, officer or Service Provided of the Company or a subsidiary of the Company.

For greater certainty, an Option that had not become Vested in respect of certain Unissued Option Shares at the time that the relevant event referred to in this paragraph 4.4 occurred, shall not be or become exercisable in respect of such Unissued Option Shares and shall be cancelled.

4.5	Effect of a Take-Over Bid

If a bona fide offer (an “Offer”) for Shares is made to the Optionee or to shareholders of the Company generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Company, within the meaning of subsection 1(1) of the Securities Act, the Company shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon all Option Shares subject to such Option will become Vested whereupon the Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Option Shares received upon such exercise pursuant to the Offer. However, if:

(a)	the Offer is not completed within the time specified therein; or

(b)	all of the Option Shares tendered by the Optionee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof,

then the Option Shares received upon such exercise, or in the case of clause (b) above the Option Shares that are not taken up and paid for, shall be returned by the Optionee to the Company and reinstated as authorized but unissued Shares and with respect to such returned Option Shares, the Option shall be reinstated as if it had not been exercised and the terms for such Option Shares becoming Vested shall be reinstated pursuant to paragraph 4.3. If any Option Share are returned to the Company under this paragraph 4.5, the Company shall immediately refund the exercise price to the Optionee for such Option Shares.

4.6	Acceleration of Expiry Date

If at any time when an Option granted under the Plan remains unexercised with respect to any Unissued Option Shares, an Offer is made by an offeror, the Directors may, upon notifying each Optionee of full particulars of the Offer, declare all Option Shares issuable upon the exercise of Options granted under the Plan Vested and accelerate the Expiry Date for the exercise of all unexercised Options granted under the Plan so that all Options will either be exercised or expire prior to the date upon which Shares must be tendered pursuant to the Offer.

4.7	Effect of a Change of Control

If a Change of Control occurs, all Option Shares subject to each outstanding Option will become Vested, whereupon such Option may be exercised in whole or in part by the Optionee.

4.8	Exclusion from Severance Allowance, Retirement Allowance or Termination Settlement

If the Optionee, or, in the case of an Option granted to an Optionee who falls under the definition of Service Provider set out in subsection 2.23(c), the Optionee's employer, retires, resigns or is terminated from employment or engagement with the Company or any subsidiary of the Company, the loss or limitation, if any, pursuant to the Option Agreement with respect to the right to purchase Option Shares which were not Vested at that time or which, if Vested, were cancelled, shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of such Optionee.

4.9	Financial Assistance

Subject to the provisions of the Company Act (British Columbia) or other applicable corporate statute and, if required, subject to prior acceptance of the Exchanges, the Board of Directors of the Company may at any time or from time to time authorize the Company to provide financial assistance to an Optionee, on such terms and conditions as the Board of Directors may determine, to assist such Optionee in exercising his or her Options. Any financial assistance so provided will be repayable with full recourse.

4.10	Shares Not Acquired

Any Unissued Option Shares not acquired by an Optionee under an Option which has expired may be made the subject of a further Option pursuant to the provisions of the Plan.

5.	ADJUSTMENT OF OPTION PRICE AND NUMBER OF OPTION SHARES

5.1	Share Reorganization

Whenever the Company issues Shares to all or substantially all holders of Shares by way of a stock dividend or other distribution, or subdivides all outstanding Shares into a greater number of Shares, or combines or consolidates all outstanding Shares into a lesser number of Shares (each of such events being herein called a "Share Reorganization") then effective immediately after the record date for such dividend or other distribution or the effective date of such subdivision, combination or consolidation, for each Option:

(a)	the Option Price will be adjusted to a price per Share which is the product of:

	(i)	the Option Price in effect immediately before that effective date or record date; and

(ii)

a fraction the numerator of which is the total number of Shares outstanding on that effective date or record date before giving effect to the Share Reorganization, and the denominator of which is the total number of Shares that are or would be outstanding immediately after such effective date or record date after giving effect to the Share Reorganization; and

(b)

the number of Unissued Option Shares will be adjusted by multiplying (i) the number of Unissued Option Shares immediately before such effective date or record date by (ii) a fraction which is the reciprocal of the fraction described in subsection (a)(ii).

5.2	Special Distribution

Subject to the prior approval of the Exchanges, whenever the Company issues by way of a dividend or otherwise distributes to all or substantially all holders of Shares;

(a)	shares of the Company, other than the Shares;

(b)	evidences of indebtedness;

(c)	any cash or other assets, excluding cash dividends (other than cash dividends which the board of directors of the Company has determined to be outside the normal course); or

(d)	rights, options or warrants;

then to the extent that such dividend or distribution does not constitute a Share Reorganization (any of such non-excluded events being herein called a "Special Distribution"), and effective immediately after the record date at which holders of Shares are determined for purposes of the Special Distribution, for each Option the Option Price will be reduced, and the number of Unissued Option Shares will be correspondingly increased, by such amount, if any, as is determined by the Board in its sole and unfettered discretion to be appropriate in order to properly reflect any diminution in value of the Shares as a result of such Special Distribution.

5.3	Corporate Organization

Whenever there is:

(a)	a reclassification of outstanding Shares, a change of Shares into other shares or securities, or any other capital reorganization of the Company, other than as described in sections 5.1 or 5.2;

(b)

a consolidation, merger or amalgamation of the Company with or into another corporation resulting in a reclassification of outstanding Shares into other shares or securities or a change of Shares into other shares or securities; or

(c)	a transaction whereby all or substantially all of the Company's undertaking and assets become the property of another corporation;

(any such event being herein called a "Corporate Reorganization") the Optionee will have an option to purchase (at the times, for the consideration, and subject to the terms and conditions set out in the Plan) and will accept on the exercise of such option, in lieu of the Unissued Option Shares which he would otherwise have been entitled to purchase, the kind and amount of shares or other securities or property that he would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, he had been the holder of all Unissued Option Shares or if appropriate, as otherwise determined by the Directors.

5.4	Determination of Option Price and Number of Unissued Option Shares

If any questions arise at any time with respect to the Option Price or number of Unissued Option Shares deliverable upon exercise of an Option following a Share Reorganization, Special Distribution or Corporate Reorganization, such questions shall be conclusively determined by the Company’s auditors, or, if they decline to so act, any other firm of Chartered Accountants in Vancouver, British Columbia, that the Directors may designate and who will have access to all appropriate records and such determination will be binding upon the Company and all Optionees.

5.5	Regulatory Approval

Any adjustment to the Option Price or the number of unissued Option Shares purchasable under the Plan pursuant to the operation of any one of paragraphs 5.1, 5.2 or 5.3 is subject to the approval of the Exchanges and any other governmental authority having jurisdiction.

6.	MISCELLANEOUS

6.1	Right to Employment

Neither this Plan nor any of the provisions hereof shall confer upon any Optionee any right with respect to employment or continued employment with the Company or any subsidiary of the Company or interfere in any way with the right of the Company or any subsidiary of the Company to terminate such employment.

6.2	Necessary Approvals

The Plan shall be effective only upon the approval of the shareholders of the Company given by way of an ordinary resolution. Any Options granted under this Plan prior to such approval shall only be exercised upon the receipt of such approval. Disinterested shareholder approval (as required by the Exchanges) will be obtained for any reduction in the exercise price of the Optionee is an Insider of the Company at the time of the proposed amendment. The obligation of the Company to sell and deliver Shares in accordance with the Plan is subject to the approval of the Exchanges and any governmental authority having jurisdiction. If any shares cannot be issued to any Optionee for any reason, including, without limitation, the failure to obtain such approval, then the obligation of the Company to issue such Shares shall terminate and any Option Price paid by an Optionee to the Company shall be immediately refunded to the Optionee by the Company.

6.3	Administration of the Plan

The Directors shall, without limitation, have full and final authority in their discretion, but subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable in respect of the Plan. Except as set forth in section 5.4, the interpretation and construction of any provision of the Plan by the Directors shall be final and conclusive. Administration of the Plan shall be the responsibility of the appropriate officers of the Company and all costs in respect thereof shall be paid by the Company. Directors may delegate administration of the Plan to a committee of the Board.

6.4	Income Taxes

As a condition of and prior to participation in the Plan any Optionee shall on request authorize the Company in writing to withhold from any remuneration otherwise payable to him or her any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of his or her participation in the Plan.

6.5	Amendments to the Plan

The Directors may from time to time, subject to applicable law and to the prior approval, if required, of the Exchanges or any other regulatory body having authority over the Company or the Plan, suspend, terminate or discontinue the Plan at any time, or amend or revise the terms of the Plan or of any Option granted under the Plan and the Option Agreement relating thereto, provided that no such amendment, revision, suspension, termination or discontinuance shall in any manner adversely affect any Option previously granted to an Optionee under the Plan without the consent of that Optionee.

6.6	Form of Notice

A notice given to the Company shall be in writing, signed by the Optionee and delivered to the Secretary of the Company.

6.7	No representation or Warranty

The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

6.8	Compliance with Applicable Law

If any provision of the Plan or any Option Agreement contravenes any law or any order, policy, by-law or regulation of any regulatory body or Exchange having authority over the Company or the Plan, then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

6.9	No Assignment or Transfer

No Optionee may assign or transfer any of his or her rights under the Plan.

6.10	Rights of Optionees

An Optionee shall have no rights whatsoever as a shareholder of the Company in respect of any of the Unissued Option Shares (including, without limitation, voting rights or any right to receive dividends, warrants or rights under any rights offering).

6.11	Conflict

In the event of any conflict between the provisions of this Plan and an Option Agreement, the provisions of this Plan shall govern.

6.12	Governing Law

The Plan and each Option Agreement issued pursuant to the Plan shall be governed by the laws of the province of British Columbia.

6.13	Time of Essence

Time is of the essence of this Plan and of each Option Agreement. No extension of time will be deemed to be or to operate as a waiver of the essentiality of time.

6.14	Entire Agreement

This Plan and the Option Agreement sets out the entire agreement between the Company and the Optionees relative to the subject matter hereof and supersedes all prior agreements, undertakings and understandings, whether oral or written.

Approved by the Board of Directors on October 28, 2003, as amended November 22, 2005.

SCHEDULE “A”

MEDICAL VENTURES CORP.

STOCK OPTION PLAN

OPTION AGREEMENT

Without prior approval of the TSX Venture Exchange (“Exchange”) and compliance with all applicable securities legislation, the securities represented by this agreement and any securities issued upon exercise thereof may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until<>, 200<>. [Insert date which is 4 months from date of grant]

This Option Agreement is entered into between Medical Ventures Corp. ("the Company") and the Optionee named below pursuant to the Company Stock Option Plan (the "Plan"), a copy of which is attached hereto, and confirms that:

1.	on ___________________ (the "Grant Date");

2.	________________________________ (the "Optionee");

3.	was granted the option (the “Option”) to purchase ____________ Common Shares (the "Option Shares") of the Company;

4.	for the price (the "Option Price") of $_____________ per share;

5.	which shall be exercisable (“Vested”) in whole or in part in the following amounts on or after the following dates:

______________________________________________________________________________

6.	terminating on ___________________________________ (the “Expiry Date”);

all on the terms and subject to the conditions set out in the Plan. For greater certainty, once Option Shares have become Vested, they continue to be exercisable until the termination or cancellation thereof as provided in this Option Agreement and the Plan.

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the <> day of <>, 200<>.

MEDICAL VENTURES CORP.
OPTIONEE

By:
Authorized Signatory